UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 30, 2026
ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 381-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Units	EPD	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Additional Revolving Credit Agreement
To provide an incremental $1.0 billion of borrowing capacity in addition to the aggregate $4.2 billion of borrowing capacity currently available under its existing credit agreements, on July 28, 2026, Enterprise Products Operating LLC, a Texas limited liability company (“EPO”) and the operating subsidiary of Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), entered into an additional Revolving Credit Agreement among EPO, as Borrower, the Lenders party thereto, Citibank, N.A., as Administrative Agent, and certain financial institutions named therein, as Co-Syndication Agents and Co-Documentation Agents (the “Additional Credit Agreement”). Under the terms of the Additional Credit Agreement, EPO may borrow up to $1.0 billion at a variable interest rate, subject to the terms and conditions set forth therein.
EPO may use the proceeds from loans under the Additional Credit Agreement for working capital, capital expenditures, acquisitions and other company purposes.
EPO’s obligations under the Additional Credit Agreement are not secured by any collateral; however, they are guaranteed by the Partnership pursuant to a Guaranty Agreement (the “Guaranty Agreement”). Amounts borrowed under the Additional Credit Agreement mature on March 26, 2027.
In addition to interest payments on outstanding borrowings, on a quarterly basis, EPO is required to pay a facility fee on each lender’s commitment irrespective of commitment usage. The facility fee amount and the applicable rate spread for loans under the Additional Credit Agreement will vary based on EPO’s senior debt credit rating.
The Additional Credit Agreement contains customary representations, warranties, covenants (affirmative and negative) and events of default, the occurrence of which would permit the lenders to accelerate the maturity date of amounts borrowed under the Additional Credit Agreement. The Additional Credit Agreement also restricts EPO’s ability to pay cash distributions to the Partnership if an event of default (as defined in the Additional Credit Agreement) has occurred and is continuing at the time such distribution is scheduled to be paid or would result therefrom.
The descriptions of the Additional Credit Agreement and the Guaranty Agreement in this Item 1.01 are qualified in their entirety by reference to the full text of the Additional Credit Agreement and the Guaranty Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition.
On July 30, 2026, the Partnership (NYSE:EPD) issued a press release announcing its financial and operating results for the three months ended June 30, 2026, and will hold a webcast conference call discussing those results. A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 28, 2026, EPO entered into the Additional Credit Agreement. The information relating to the Additional Credit Agreement and related Guaranty Agreement, as set forth under Item 1.01, is incorporated by reference into this Item 2.03. The Additional Credit Agreement is filed as Exhibit 10.1 hereto, the Guaranty Agreement is filed as Exhibit 10.2 hereto, and each is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Revolving Credit Agreement, dated as of July 28, 2026, by and among Enterprise Products Operating LLC, as Borrower, the Lenders party thereto, Citibank, N.A., as Administrative Agent, and certain financial institutions named therein, as Co-Syndication Agents and Co-Documentation Agents.

10.2	Guaranty Agreement, dated as of July 28, 2026, by Enterprise Products Partners L.P. in favor of Citibank, N.A., as administrative agent.
99.1	Enterprise Products Partners L.P. earnings press release dated July 30, 2026.
104	Cover Page Interactive Data File–the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: July 30, 2026	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Executive Vice President and Chief Financial Officer of Enterprise Products Holdings LLC
2